Exhibit No. 99.1
                 MSGI Announces Completion of Private Placement

NEW YORK, Nov. 11 /PRNewswire-FirstCall/ -- Media Services Group, Inc. (Nasdaq:
MSGI - News) announced today that it has closed on the first tranche of a private placement for gross proceeds of $3,000,000. The financing closed and was funded on November 10, 2004. The terms of the above-market transaction, including registration rights will be provided in a current report on Form 8-K within four business days. The Company also stated that it is now in full compliance with the Nasdaq Stockholder's equity requirement for continued listing. Nasdaq will continue to monitor for ongoing compliance.

Jeremy Barbera, Chairman and CEO of MSGI stated, "We are presently in discussions with several medium-sized profitable technology businesses located in the United States and Europe with strategic emphasis on homeland security. We may use some of the proceeds from this round or subsequent rounds as the cash component of such acquisitions. The allocation of net proceeds of the offering will depend on many factors, including the growth of our existing businesses. This first round of financing will strengthen our balance sheet, and help ensure our continued compliance with Nasdaq listing qualifications."

About Media Services Group, Inc.

Media Services Group, Inc. (Nasdaq: MSGI - News) is a proprietary solutions provider developing a global combination of innovative emerging businesses that leverage information and technology. MSGI is currently comprised of two operating companies; Future Developments America and Innalogic. The company is principally focused on the homeland security, public safety and surveillance industry. Their corporate headquarters is located in New York, with regional offices in Washington, DC, and Calgary. The corporate telephone is:
917-339-7134. Additional information is available on the company's website: http://www.mediaservices.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels and other factors could cause actual results to differ materially from the Company's expectations.